Exhibit 10.22

AMENDMENT NO. 1 TO LETTER AGREEMENT

AMENDMENT NO. 1 TO LETTER AGREEMENT, dated as of July 2, 2007 (this “Amendment”), by and between Wonder Auto Limited, a British Virgin Islands corporation (“Wonder”), and Qingjie Zhao, an individual (“Employee”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in that certain Letter Agreement, dated June 21, 2006, by and between Wonder and Employee (the “Agreement”).

BACKGROUND

Wonder and Employee are parties to the Agreement (the “Parties”), pursuant to which Employee has agreed to provide services to Wonder and its affiliates in exchange for annual base compensation in the amount of $90,000. The Parties now desire to enter into this Amendment to modify the terms of the Agreement as more specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Insertion of Section 14 of the Agreement. The Agreement is hereby amended to insert a new Section 14 as follows:

“14. In addition to, and not in lieu of, any other agreement(s) of Employee not to compete with, solicit employees or customers of, or solicit others having a relationship with, the Company, Employee agrees that for one (1) year after the termination of Employee’s employment with the Company (the “Non-Competition Period”), Employee shall not, directly or indirectly, engage in, or have any ownership interest in, any person, firm, corporation, undertaking or business (whether as an executive, officer, director, employee, agent, security holder, consultant, investor or similar position) that engages in business of developing, manufacturing and selling automotive parts within 500 kilometers of the Company’s primary operations in China (“Competitive Business”).

Notwithstanding the above, the Employee may own, as an investor, holdings as part of a portfolio investment through mutual funds or other funds pooling investments in different corporations (the stock of which is publicly traded) some of which may be engaging in a Competitive Business, in each case when any and all the investment and voting decisions with respect to such voting stock are made by an unaffiliated third party fund manager. The Employee may also serve as a shareholder, director, employee or officer of any entity that is not engaged in a Competitive Business.”

2. Agreement Remains in Force. Except as expressly set forth in this Amendment, the Agreement shall remain unmodified and in full force and effect.

3. Miscellaneous. This Amendment and the Agreement constitute the entire understanding among the parties hereto with respect to the subject matter hereof and may not be further amended,

modified or supplemented except as specified in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

4. IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

WONDER AUTO LIMITED

By:	/s/ Qingjie Zhao
Name:	Qingjie Zhao
Title:	Chief Executive Officer, President and Secretary

/s/ Qingjie Zhao
Qingjie Zhao